Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS HIGHER SALES AND PROFIT

FOR THE THIRD QUARTER OF 2010

Company to Hold Conference Call on November 11, 2010

ANN ARBOR, MICHIGAN, November 10, 2010 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the third quarter ended September 30, 2010.

Third Quarter

Net sales for the third quarter were $519 million, an 8.1 percent increase over the $480 million of net sales in the same period in 2009. The $39 million increase in net sales was mainly due to improved market conditions along with certain new business wins, and also included $3 million of unfavorable foreign currency translation as compared to the third quarter of 2009.

The increased sales were primarily attributable to the On and Off-highway segment, which includes Filtration, Brake North America and Asia, Commercial Distribution South America and Chassis products, that experienced a year over year increase in sales of $38 million, including a net unfavorable foreign currency translation effect of $1 million. The unfavorable foreign currency translation resulted from the devaluation of the Venezuelan Bolívar and was mostly offset by a stronger Brazilian Real.

Gross profit for the third quarter was $109 million, equating to a gross margin of 21.0 percent, as compared to $100 million, or a gross margin of 20.8 percent, for the same period in 2009. Although the company experienced increases in freight costs of over $5 million, or 24 percent, gross profit improved in part as a result of higher sales volume and continued cost savings realized from the Company’s comprehensive restructuring program. Additionally, gross profit improved by $2 million due to favorable currency translation.

Selling, general and administrative expenses were $74 million for the quarter, a decrease of $2 million compared with the same period in 2009. The decrease was primarily a result of lower restructuring costs in the quarter.

Affinia’s net income in the third quarter of 2010 was $11 million, a $14 million increase over the prior year. The quarter over quarter improvement was largely attributable to higher gross profit and $7 million of lower interest expense as the Company incurred certain expenses as part of its debt refinancing in the third quarter of 2009. Offsetting these improvements was a $5 million higher tax provision in the quarter as compared with the same period in 2009.

Nine Months Ended September 30, 2010

Net sales were $1.49 billion for the first nine months of 2010, an increase of $148 million, or 11 percent, compared to the same period in 2009. Improved market conditions and certain new business wins have led to a year over year increase in net sales of $117 million through September 30, 2010. Additionally, favorable foreign currency translation, primarily due to the Brazilian Real and Polish Zloty, increased net sales by $31 million over the same period.

Gross profit for the first nine months of 2010 was $308 million, equating to a 20.7 percent gross margin, compared with $267 million, or 19.9 percent gross margin, for the same period in 2009. The increase in gross margin materialized despite a $13 million, or 22 percent, increase in freight costs as compared to the same period in 2009 and was primarily due to increases in sales volume and the effects of the Company’s comprehensive restructuring program which began in late 2005. Foreign currency translation contributed an additional $12 million to the gross profit for the first nine months of 2010 as compared to the same period in 2009.

Selling, general and administrative expenses were $220 million for the first nine months of 2010, an increase of $24 million compared with the same period in 2009. The increase was partially attributable to higher restructuring costs, increasing from $8 million in 2009 to $16 million in 2010, along with $9 million of increased advertising and payroll expenses as market conditions improved and net sales increased.

Affinia’s net income in the first nine months of 2010 was $25 million, a $15 million increase over the same period in the prior year. The year over year increase is primarily attributable to improvements of $41 million in gross profit and $6 million in income from discontinued operations, net of tax, offset by $24 million of increased selling, general and administrative expenses and a one time gain of $8 million as a result of the extinguishment of debt in 2009.

Total debt outstanding as of September 30, 2010 was $604 million and the Company had $72 million of cash and cash equivalents. Cash from operations for the first nine months of 2010 resulted in a source of cash of $31 million compared to a source of cash of $10 million in the same period in 2009. No financial maintenance covenants exist under the Company’s refinanced capital structure and the Company remained in compliance with all debt covenants at September 30, 2010.

(Dollars in Millions):

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended September 30, 2009	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2010
Net sales	$480	$519	$1,342	$1,490
Cost of sales	(380)	(410)	(1,075)	(1,182)

Gross profit	100	109	267	308
Selling, general and administrative expenses	(76)	(74)	(196)	(220)

Operating profit	24	35	71	88
Gain on extinguishment of debt	—	—	8	—
Other income (loss), net	1	(1)	3	2
Interest expense	(24)	(17)	(52)	(49)

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	1	17	30	41
Income tax provision	—	(5)	(10)	(13)
Equity in income, net of tax	—	1	—	1

Net income from continuing operations	1	13	20	29
Income (loss) from discontinued operations, net of tax	(2)	—	(5)	1

Net income (loss)	(1)	13	15	30
Less: net income attributable to noncontrolling interest, net of tax	2	2	5	5

Net income (loss) attributable to the Company	$(3)	$11	$10	$25

Web Cast and Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Thursday, November 11, 2010 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-551-3680 within the United States and Canada or 1-212-401-6760 for international callers and reference conference ID 3348061#. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.8 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this press release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; our ability to comply with internal control standards applicable to public companies; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; risks associated with increased levels of drug-related violence in Mexico; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; underfunding of our pension plans; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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